Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended September 30, 2016, have been reclassified among the components of net assets as follows:

	Undistributed Net Investment Income	Undistributed Net Realized Gain/(Loss)	Paid-In Capital
Janus Asia Equity Fund	($15,571)	$15,571	$0
Janus Balanced Fund	$19,328,053	($46,121,021)	$26,792,968
Janus Contrarian Fund	($5,372,080)	$7,109,490	($1,737,410)
Janus Emerging Markets Fund	($35,860)	$35,860	$0
Janus Enterprise Fund	($3,092,164)	$3,092,164	$0
Janus Forty Fund	$1,749,691	($2,410,073)	$660,382
Janus Fund	$3,860,631	($3,860,631)	$0
Janus Global Life Sciences Fund	$2,853,321	($2,853,321)	$0
Janus Global Real Estate Fund	$1,161,307	($2,206,622)	$1,045,315
Janus Global Research Fund	($4,121,135)	$4,121,135	$0
Janus Global Select Fund	$4,863,915	($3,076,212)	($1,787,703)
Janus Global Technology Fund	$70,108	($738,945)	$668,837
Janus Growth and Income Fund	$7,128,099	($15,824,594)	$8,696,495
Janus International Equity Fund	$362,601	($362,601)	$0
Janus Overseas Fund	$1,017,425	$329,710,170	($330,727,595)
Janus Research Fund	($29,993)	($7,826,742)	$7,856,735
Janus Triton Fund	$15,617,772	($21,142,309)	$5,524,537
Janus Twenty Fund	($13,282,752)	$9,779,058	$3,503,694
Janus Venture Fund	($3,252,107)	$3,252,107	$0
Perkins Global Value Fund	$46,718	($46,718)	$0
Perkins International Value Fund	$75,871	($75,871)	$0